     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SAGENT TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7389                          94-3225290
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                        800 W. EL CAMINO REAL, SUITE 300
                            MOUNTAIN VIEW, CA 94040
                                 (650) 815-3100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 BEN C. BARNES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            SAGENT TECHNOLOGY, INC.
                        800 W. EL CAMINO REAL, SUITE 300
                            MOUNTAIN VIEW, CA 94040
                                 (650) 815-3100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                           ARTHUR SCHNEIDERMAN, ESQ.
                            KATHLEEN B. BLOCH, ESQ.
                     WILSON SONSINI GOODRICH & ROSATI, P.C.
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
       SECURITIES               AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
    TO BE REGISTERED           REGISTERED(1)            PER SHARE(2)               PRICE              REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par
  value..................        5,959,896                 $1.575                $9,386,837                $2,347
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2) Estimated solely for purposes of calculating the registration fee based on the average of the high and low price of the Registrant's common stock on the Nasdaq National Market on April 12, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 17, 2001

PROSPECTUS

                                5,959,896 Shares

                            SAGENT TECHNOLOGY, INC.

                                  Common Stock

     This prospectus relates to the public offering of 5,959,896 shares of common stock which may be sold from time to time by the selling stockholders named in this prospectus.

     The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 14. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

     We will not receive any of the proceeds from the sale of the shares although we have paid the expenses of preparing this prospectus and the related registration expenses.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SGNT". The last reported sales price of our common stock on the Nasdaq National Market on April 16, 2001 was $1.53 per share.

     BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS AND UNCERTAINTIES DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF YOUR INVESTMENT.

                           -------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April   , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    2
Use of Proceeds.............................................   11
Selling Stockholder.........................................   11
Plan of Distribution........................................   14
Legal Matters...............................................   16
Experts.....................................................   16
Where You Can Find More Information.........................   17

     The terms "Company," "Sagent," "Registrant," "we," "us," and "our" in this prospectus refer to Sagent Technology, Inc. and its subsidiaries.

     We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                    SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully, the more specific details contained in or incorporated by reference into this prospectus.

                            SAGENT TECHNOLOGY, INC.

     We provide real-time e-business intelligence solutions that enable enterprises to improve customer acquisition and retention and operational effectiveness. We develop, market and support products and services that help businesses collect, analyze, understand and act on customer and operational information both in batch and in real-time. Our products and services provide a way for an organization's employees, customers, and partners to use the Internet to examine the internal data they already have and to supplement that data with external, value-added information such as demographic, geographic, or other content and data feeds. We refer to our products as "real-time e-business intelligence" solutions because they enable organizations to rapidly make more informed, intelligent decisions and to spread that ability across the enterprise.

     We were incorporated in California in April 1995 under the name Savant Software, Inc. In June 1995, we changed our name to Sagent Technology, Inc., and in September 1998, we reincorporated in Delaware. Our principal executive office is located at 800 West El Camino Real, Suite 300, Mountain View, California, and our telephone number at that office is (650) 815-3100.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus and in the documents referred to below in "Where You Can Find More Information", before you decide whether to buy our common stock. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all of your investment.

WE HAVE A HISTORY OF LOSSES, EXPECT LOSSES IN THE FORESEEABLE FUTURE AND MAY NEVER BECOME PROFITABLE.

     We incurred net losses of $23.7 million, $12.1 million, and $15.1 million in 2000, 1999 and 1998, respectively. We had stockholders' equity of $26.7 million as of December 31, 2000, and $43.4 million as of December 31, 1999.

     We have not achieved profitability to date, and we expect to incur losses in the foreseeable future. We have incurred significant operating expenses in the past and expect to do so again in the future and, as a result, will need to significantly increase revenues in order to achieve profitability. We cannot assure you that we will ever achieve profitability, and if we do achieve profitability, that we will be able to sustain profitability.

WE HAVE LIMITED WORKING CAPITAL AND MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE.

     At December 31, 2000, we had cash, cash equivalents and marketable securities totaling $6.4 million. In February 2001, we completed a private placement of our common stock and received proceeds of $16.3 million, net of offering costs.

     To date, we have not achieved profitability or positive cash flow. Although we believe that our current cash, cash equivalents and marketable securities, and any net cash provided by operations, will be sufficient to meet anticipated cash needs for working capital and capital expenditures for the next twelve months, because our revenue is unpredictable, a revenue shortfall could deplete our limited financial resources and require us to reduce operations substantially or to raise additional funds through equity or debt financings. We cannot assure you any equity or debt financing will be available to us on favorable terms, if at all, or that if available, such financing will not be dilutive to our stockholders. If we are unable to raise additional capital, we will take actions to conserve our cash balances, including significantly reducing our operating expenses, downsizing our staff and closing existing branch offices, all of which could have a material adverse effect on our business, financial condition and our ability to reduce losses or generate profits.

WE MAY NOT BE ABLE TO MANAGE EXPENSES GIVEN THE UNPREDICTABILITY OF OUR
REVENUES.

     We expended significant resources in 1999 and 2000 to build our infrastructure and hire personnel, particularly in our consulting services and sales and marketing groups. We currently expect to continue to hire personnel in 2001 in order to support anticipated higher revenue levels. Consequently, we continue to incur a relatively high level of short term fixed expenses. If planned revenue growth does not materialize, our business, financial condition and results of operation will be materially harmed.

PENDING LITIGATION COULD HARM OUR BUSINESS.

     From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court on behalf of the individual investors who purchased our common stock between October 21, 1999 and April 18, 2000. The claims allege that we misrepresented our 1999 and 2000 prospects. The court recently consolidated the complaints and selected a lead plaintiff and counsel. A consolidated amended complaint will be filed in April 2001.

     On November 17, 2000, a derivative lawsuit was filed by a purported Sagent shareholder in the Superior Court of California. On February 9, 2001, a second derivative lawsuit was filed. The complaints name certain of our present and former officers and directors as defendants. The principal allegation of the complaints is that the defendants breached their fiduciary duties to Sagent.

     The uncertainty associated with substantial unresolved lawsuits could seriously harm our business and financial condition. In particular, the lawsuits could harm our relationships with existing customers and our ability to obtain new customers. The continued defense of the lawsuits could also result in the diversion of our management's time and attention away from business operations, which could harm our business. The lawsuits could also have the effect of discouraging potential acquirors from bidding for us or reducing the consideration they would otherwise be willing to pay in connection with an acquisition. In addition, although we are unable to determine the amount, if any, that we may be required to pay in connection with the resolution of these lawsuits by settlement or otherwise, the size of any such payment could seriously harm our financial condition.

VARIATIONS IN QUARTERLY OPERATING RESULTS DUE TO SUCH FACTORS AS CHANGES IN DEMAND FOR OUR PRODUCTS AND CHANGES IN OUR MIX OF REVENUES MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We expect our quarterly operating results to fluctuate. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Our short-term expense levels are relatively fixed and are based on our expectations of future revenues. As a result, a reduction in revenue in a quarter may harm our operating results for that quarter. Our quarterly revenue, expenses and operating results could vary significantly from quarter-to-quarter. In the past, our operating results have fallen below the expectations of market analysts and investors. If we continue to fall short of market expectations, the trading price of our common stock may fall further. Factors that may cause our operating results to fluctuate on a quarterly basis are:

     - varying size, timing and contractual terms of orders for our products,

     - lengthy sales and implementation cycles associated with our products,

     - our ability to timely complete our service obligations related to product sales,

     - changes in the mix of revenue attributable to higher-margin product license revenue as opposed to substantially lower-margin service revenue,

     - customers' decisions to defer orders or implementations, particularly large orders or implementations, from one quarter to the next,

     - changes in demand for our software or for enterprise software and real time marketing solutions generally,

     - announcements or introductions of new products by our competitors,

     - software defects and other product quality problems,

     - our ability to integrate acquisitions,

     - any increase in our need to supplement our professional services organization by subcontracting to more expensive consulting organizations to help provide implementation, support and training services when our own capacity is constrained, and

     - our ability to hire, train and retain sufficient engineering, consulting, training and sales staff.

IF WE FAIL TO EXPAND OUR DIRECT AND INDIRECT SALES CHANNELS, WE WILL NOT BE ABLE TO INCREASE REVENUES.

     In order to grow our business, we need to increase market awareness and sales of our products and services. To achieve this goal, we need to increase both our direct and indirect sales channels. If we fail to do so, this failure could harm our ability to increase revenues. We currently receive substantially all of our revenues from direct sales, but we intend to increase sales through indirect sales channels in the future. We also need to expand our direct sales force by hiring additional salespersons and sales management.

     We intend to derive revenues from indirect sales channels by selling our software through value added resellers and original equipment manufacturers. These resellers and original equipment manufacturers offer our software products to their customers together with consulting and implementation services or integrate our software solutions with other software. We also intend to increasingly offer our software through application service providers, who install our software on their own computer servers and charge their customers for access to that software. We need to expand our indirect sales channels by entering into additional relationships with these third parties.

     We expect as part of our strategy to increase international sales principally through the use of indirect sales channels. We will be even more dependent on indirect sales channels in the future due to our international strategy. We also plan to use international direct sales personnel and therefore must hire additional sales personnel outside the United States. Our ability to develop and maintain these channels will significantly affect our ability to penetrate international markets.

WE HAVE A RELATIVELY NEW MANAGEMENT TEAM AND THERE IS NO GUARANTEE THAT THEY WILL BE SUCCESSFUL IN GROWING OUR BUSINESS.

     Our management team has not worked together for a significant length of time and may not be able to successfully implement our strategy. Ben C. Barnes, our Chief Executive Officer, joined us in August 2000, replacing founder Ken Gardner. David Eliff, our Chief Financial Officer, joined us in May 2000. Jack Peters, Senior Vice President, Sales--Americas, Robert Flynn, Senior Vice President, Marketing, Arthur Parker, President/General Manager--Europe, Middle East and Africa, and Larry Scroggins, Senior Vice President, Business Development, joined us in September 2000, November 2000, January 2001, February 2001, respectively. These employees serve "at-will" and may elect to pursue other opportunities at any time. If our management team is unable to work effectively together to accomplish our business objectives, our ability to grow our business could be severely impaired.

A SLOWING ECONOMY AND REDUCTIONS IN INFORMATION TECHNOLOGY SPENDING MAY NEGATIVELY AFFECT OUR REVENUES.

     Our revenues may be negatively affected by the increasingly uncertain economic conditions both in the market generally and in our industry. If the economy continues to slow, some companies may reduce their budgets for spending on information technology and business software. As a consequence, our sales cycle may become longer with some customers, and other prospective customers may postpone, reduce, or even forego the purchase of our products and services, which could negatively affect our revenues.

WE DEPEND ON INCREASED BUSINESS FROM NEW CUSTOMERS, AND IF WE FAIL TO GROW OUR CLIENT BASE OR GENERATE REPEAT OR EXPANDED BUSINESS, OUR OPERATING RESULTS COULD BE HARMED.

     If we fail to grow our client base or generate repeat and expanded business from our current and future clients, our business and operating results will be seriously harmed. In some cases, our customers initially make a limited purchase of our products and services. These clients may not choose to purchase additional licenses to expand their use of our products. These clients have not yet developed or deployed initial applications based on our products. If these clients do not successfully develop and deploy these initial applications, they may choose not to purchase deployment licenses or additional development licenses. Our business model generally depends on the expanded use of our products within our customers' organizations.

     In addition, as we introduce new versions of our products or new products, our current customers may not require the functionality of our new products and may not ultimately license those products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our license revenue would negatively affect our future services revenues. In addition, if clients elect not to renew their maintenance agreement, our services revenue could decline significantly. Further, some of our customers are Internet-based companies, which have been forced to significantly reduce their operations in light of limited access of sources of financing and current economic slowdown. If customers are unable to pay for their current products or are unwilling to purchase additional products, our revenues would decline.

WE MAY LOSE EXISTING CUSTOMERS OR BE UNABLE TO ATTRACT NEW CUSTOMERS IF WE DO NOT DEVELOP NEW PRODUCTS.

     If we are not able to improve our product line and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and achieve market acceptance, we may lose existing customers or be unable to attract new customers. We may not be successful in developing and marketing new versions, other product enhancements or new products that respond to technological advances by others on a timely or cost-effective basis, or that these products, if developed, will achieve market acceptance.

     We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products to purchase those of our competitors.

OUR MARKETS ARE HIGHLY COMPETITIVE AND COMPETITION COULD HARM OUR ABILITY TO SELL PRODUCTS AND SERVICES AND REDUCE OUR MARKET SHARE.

     Competition could seriously harm our ability to sell additional software and maintenance and support renewals on prices and terms favorable to us. Additionally, if we cannot compete effectively, we may lose market share. The markets for our products are intensely competitive and subject to rapidly changing technology. We compete against providers of decision support software, data warehousing software and enterprise application software. We also compete with providers of e-Business software, which allows for the electronic delivery of products and services that enable commerce among businesses and end users. Companies in each of these areas may expand their technologies or acquire companies to support greater enterprise intelligence functionality and capability, particularly in the areas of query response time and the ability to support large numbers of users. We may also face competition from vendors of products and turnkey solutions for e-Business applications that include Internet based information functionality.

     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements.

WE NEED TO ATTRACT, TRAIN AND RETAIN ADDITIONAL QUALIFIED PERSONNEL IN A COMPETITIVE EMPLOYMENT MARKET.

     Our success depends on our ability to attract, train and retain qualified, experienced employees. There is substantial competition for experienced management, engineering, sales and marketing personnel, particularly in the market segment in which we compete. If we are unable to retain our existing key personnel, or to attract, train and retain additional qualified personnel, we may experience inadequate levels of staffing to develop and sell our products and perform services for our customers.

     The market price of our common stock has fluctuated substantially since our initial public offering in April 1999, and has experienced a significant decline since the first quarter of 2000. We have relied historically on our ability to attract employees using equity incentives, and any perception by potential and existing employees that our equity incentives are less attractive could harm our ability to attract and retain qualified employees.

WE RELY ON MARKETING, TECHNOLOGY AND DISTRIBUTION RELATIONSHIPS THAT MAY GENERALLY BE TERMINATED AT ANY TIME, AND IF OUR CURRENT AND FUTURE RELATIONSHIPS ARE NOT SUCCESSFUL, OUR GROWTH MAY BE LIMITED.

     We rely on marketing and technology relationships with a variety of companies that, in part, generate leads for the sale of our products. These marketing and technology relationships include relationships with:

     - system integrators and consulting firms;

     - vendors of e-commerce and Internet software;

     - vendors of software designed for customer relationship management or for management of organizations' operational information;

     - vendors of key technology and platforms;

     - demographic data providers; and

     - an application service provider and an Internet hoster.

     If we cannot maintain successful marketing and technology relationships or cannot enter into additional marketing and technology relationships, we may have difficulty expanding the sales of our products and our growth may be limited.

IF WE LOSE KEY LICENSES WE MAY BE REQUIRED TO DEVELOP OR LICENSE ALTERNATIVES WHICH MAY CAUSE DELAYS OR REDUCTIONS IN SALES.

     We rely on software that we have licensed from Opalis S.A. to perform key functions of our Sagent Automation product that automates common tasks in managing data. We also rely on software we have licensed from Microsoft Corporation to allow users to be able to customize the user interface provided by our Sagent Design Studio product. These licenses may not continue to be available to us on commercially reasonable terms. The loss of either of these licenses could result in delays or reductions of shipments of our product suite until equivalent software could be developed, identified, licensed and integrated. If customers require the automation and/or the user interface customization features when licenses for either of those is not available, they may delay or decline to purchase our product suite.

FAILURE OF COMMERCIAL USERS TO ACCEPT INTERNET SOLUTIONS COULD LIMIT OUR FUTURE GROWTH.

     A key element of our strategy is to offer users the ability to access, analyze and report information from a data server through a Web browser. Our growth would be limited if businesses do not accept Internet solutions or perceive them to be cost-effective. Continued viability of the Internet depends on several factors, including:

     - Third parties' abilities to develop new enabling technologies in a timely manner;

     - The Internet's ability to handle increased activity;

     - The Internet's ability to operate as a fast, reliable and secure network; and

     - Potential changes in government regulation.

     Moreover, critical issues concerning the commercial use of the Internet, including data corruption, cost, ease of use, accessibility and quality of service, remain unresolved and may negatively affect commerce and communication on the Internet. These issues will need to be addressed in order for the market for our products and services to grow.

CUSTOMER SATISFACTION AND DEMAND FOR OUR PRODUCTS WILL DEPEND ON OUR ABILITY TO EXPAND OUR PROFESSIONAL SERVICES GROUP, WHICH ASSISTS OUR CUSTOMERS WITH THE IMPLEMENTATION OF OUR PRODUCTS.

     We believe that growth in our product sales depends on our ability to provide our customers with professional services to assist with support, training, consulting and initial implementation of our products and to educate third-party systems integrators in the use of our products. As a result, we plan to increase the number of professional services personnel to meet these needs. New professional services personnel will require training and take time to reach full productivity. We may not be able to attract or retain a sufficient number of highly qualified professional services personnel. Competition for qualified professional services personnel with the appropriate knowledge is intense. We are in a new market and there is a limited number of people who have the necessary skills. To meet our customers' needs for professional services, we may also need to use more costly third-party consultants to supplement our own professional services group. In addition, we could experience delays in recognizing revenue if our professional services group falls behind schedule in connecting our products to customers' systems and data sources.

WE HAVE EXPANDED OUR INTERNATIONAL OPERATIONS BUT MAY ENCOUNTER A NUMBER OF PROBLEMS IN MANAGING OVERSEAS OPERATIONS WHICH COULD LIMIT OUR FUTURE GROWTH.

     We may not be able to successfully market, sell, deliver and support our products and services internationally. Our failure to manage our international operations effectively could limit the future growth of our business. International sales represented approximately 13% of our total revenue for the year ended December 31, 2000. We conduct our international sales through local subsidiaries in the United Kingdom, Germany, France, Japan, Brazil, and Canada and through distributor relationships in, Benelux, South Africa and eight Pacific Rim countries. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources to hire international sales personnel. Localizing our products is difficult and may take longer than we anticipate due to difficulties in translation and delays we may experience in recruiting and training international staff. In addition, we currently have limited experience in developing local versions of our products, as well as marketing, selling and supporting our products and services overseas.

WE HAVE BEEN, AND MAY BE SUBJECT TO FUTURE, INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.

     We may be subject, from time to time, to claims that we are infringing the intellectual property rights of others. Any litigation regarding intellectual property rights may be costly to defend or settle, and may divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements.

     In December 2000 we settled an infringement claim brought by Timeline, Inc. Under the terms of the settlement, we paid Timeline $600,000 and issued 600,000 shares of our common stock to Timeline.

     We may subject to similar or more costly claims in the future or may become subject to an injunction against use of our products. A successful claim of patent or other intellectual property infringement against us would have an immediate material adverse effect on our business and financial condition.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THIS INABILITY COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE AND INCREASE OUR COSTS.

     Our success depends in large part on our proprietary technology. We rely on a combination of copyright, trademark and trade secrets, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, our competitive position may be harmed.

     Other software providers could copy or otherwise obtain and use our products or technology without authorization. They also could develop similar technology independently which may infringe our proprietary rights. We may not be able to detect infringement and may lose a competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGE OUR PRODUCT MAY BE RENDERED OBSOLETE AND OUR BUSINESS MAY FAIL.

     Our industry is characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements and emerging industry standards. In order to achieve broad customer acceptance, our products must be compatible with major software and e-commerce applications and operating systems. We must continually modify and enhance our products to keep pace with changes in these applications and systems. Internet selling system technology is complex and new products enhancements can require long development and testing periods. If our products were to be incompatible with a popular new systems or applications, our business would be significantly harmed. In addition, the development of entirely new technologies replacing existing software could lead to new competitive products that have better performance or lower prices than our products and could render our products obsolete.

WE HAVE RECENTLY ISSUED A LARGE NUMBER OF SHARES OF OUR COMMON STOCK, AND THE SALE OF THESE SHARES COULD CAUSE OUR STOCK PRICE TO DECLINE.

     During the first quarter of 2001, we issued an aggregate of 7,509,896 shares of our common stock in private transactions. We issued 600,000 shares of our common stock to Timeline, Inc., in settlement of litigation, 950,000 shares of our common stock to eGlobal Technology Services Limited in exchange for an additional 33% equity interest in Sagent (Asia Pacific) Pte Ltd., and 5,749,803 shares of our common stock to investors in a private placement at a price per share of $2.90. In connection with the private placement, we also issued to certain placement agents warrants to purchase 210,093 shares of our common stock at an exercise price per share of $2.90. If these stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall.

IF OUR STOCK PRICE DECLINES FURTHER, THERE IS A RISK THAT WE MAY BE DELISTED BY NASDAQ.

     Our common stock trades on the Nasdaq National Market, which has certain compliance requirements for continued listing of common stock. If the minimum closing bid price per share is less than $1.00 for a period of 30 consecutive business days, our shares may be delisted following a 90 day notice period during which the minimum closing bid price must be $1.00 or above per share for a period of 10 consecutive business days, if we do not file an appeal. As of the close of business on April 17, 2001, our common stock closed at a minimum bid price per share of $1.53.

     The result of delisting from the Nasdaq National Market would be a reduction in the liquidity of any investment in our common stock. Delisting would reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they have done historically. This lack of liquidity would make it more difficult for us to raise capital in the future.

ENTERPRISE INTELLIGENCE SOFTWARE MARKETS MAY NOT GROW.

     Since all of our revenues are attributable to the sale of enterprise intelligence software and related maintenance, consulting and training services, if the market for enterprise intelligence software does not grow, our business will not grow. We expect enterprise intelligence software and services to account for substantially all of our revenue for the foreseeable future. Although demand for Enterprise Intelligence software has grown in recent years, the market may not continue to grow or, even if the market does grow, businesses may not adopt our products.

     We are focusing our selling efforts on large, enterprise-wide implementations of our products, and we expect such sales to constitute an increasing portion of any future revenue growth. While we have devoted significant resources to promoting market awareness of our products and the problems such products address, we do not know whether these efforts will be sufficient to support significant growth in the market for enterprise intelligence products.

WE RELY ON A CONTINUOUS POWER SUPPLY TO CONDUCT OUR OPERATIONS, AND CALIFORNIA'S CURRENT ENERGY CRISIS COULD DISRUPT OUR OPERATIONS AND INCREASE OUR EXPENSES.

     California is in the midst of an energy crisis that could disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below certain critical levels, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. We currently do not have backup generators or alternate sources of power in the event of a blackout, and our current insurance does not provide coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our California facilities. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

     Furthermore, the deregulation of the energy industry instituted in 1996 by the California government has caused power prices to increase. Under deregulation, utilities were encouraged to sell their plants, which traditionally had produced most of California's power, to independent energy companies that were expected to compete aggressively on price. Instead, due in part to a shortage of supply, wholesale prices have skyrocketed over the past year. If wholesale prices continue to increase, the operating expenses associated with our facilities are located in California will likely increase, which would harm our results of operations.

OUR ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE.

     We may make investments in or acquire complementary companies, products and technologies. If we buy a company, we could have difficulty in assimilating that company's operations. In addition, we may be unsuccessful in retaining the key personnel of the acquired company. Moreover, we currently do not know and cannot predict the accounting treatment of any such acquisition, in part because we cannot be certain what accounting regulations, conventions or interpretations may prevail in the future. If we acquire complementary technologies or products, we could experience difficulties assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders, and adversely affect the price of our common stock.

FAILURE OF COMMERCIAL USERS TO ACCEPT INTERNET SOLUTIONS COULD LIMIT OUR FUTURE GROWTH.

     A key element of our strategy is to offer users the ability to access, analyze and report information from a data server through a Web browser. Our growth would be limited if businesses do not accept Internet solutions or perceive them to be cost-effective. Continued viability of the Internet depends on several factors, including:

     - Third parties' abilities to develop new enabling technologies in a timely manner;

     - The Internet's ability to handle increased activity;

     - The Internet's ability to operate as a fast, reliable and secure network; and

     - Potential changes in government regulation;

     Moreover, critical issues concerning the commercial use of the Internet, including data corruption, cost, ease of use, accessibility and quality of service, remain unresolved and may negatively affect commerce and communication on the Internet. These issues will need to be addressed in order for the market for our products and services to grow.

IF WE DISCOVER SOFTWARE DEFECTS WE MAY HAVE PRODUCT-RELATED LIABILITIES WHICH MAY LEAD TO LOSS OF REVENUE OR DELAY IN MARKET ACCEPTANCE FOR OUR PRODUCTS.

     Our software products are internally complex and may contain errors, defects or failures, especially when first introduced or when new versions are released. We test our products extensively prior to releasing them; however, in the past we have discovered software errors in some of our products after their introduction. Despite extensive testing, we may not be able to detect and correct errors in products or releases before commencing commercial shipments, which may result in loss of revenue or delays in market acceptance.

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. All domestic and international jurisdictions may not enforce these limitations. Although we have not experienced any product liability claims to date, we may encounter such claims in the future. Product liability claims, whether or not successful, brought against us could divert the attention of management and key personnel and could be expensive to defend.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

     Provisions of our certificate of incorporation, bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our board of directors could choose not to negotiate with an acquirer that it did not feel was in the strategic interests of our company. If the acquirer was discouraged from offering to acquire us, or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

WE DO NOT INTEND TO PAY DIVIDENDS AND YOU MAY NOT EXPERIENCE A RETURN ON INVESTMENT WITHOUT SELLING SHARES.

     We have never declared or paid any cash dividends on our capital stock. Therefore, you will not experience a return on your investment in our common stock without selling your shares since we currently intend on retaining future earnings to fund our growth and do not expect to pay dividends in the foreseeable future.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table lists the selling stockholders and other information regarding their beneficial ownership of the shares of common stock. Except for their ownership of common stock, none of the selling stockholders, other than Baruch and Shoshana Halpern, Stephen Davis and Thomas Schreck, have had any material relationship with us within the past three years. With respect to Baruch and Shoshana Halpern and Stephen Davis, Halpern Capital, an entity affiliated with Messrs. Halpern and Davis, acted as the placement agent for the private placement of 2,201,867 of shares of common stock being offered by this prospectus. Halpern Capital is affiliated with UVEST Investment Services, a registered broker-dealer. As compensation for its services, Halpern Capital, received (i) a cash payment equal to 5% of the aggregate dollar amount placed by it in the private placement which was paid to UVEST Investment Services, and
(ii) warrants to purchase the number of shares of common stock equal to 5% of the total number of shares of common stock placed by it in the private placement, which warrants were paid directly to Baruch and Shoshana Halpern and Mr. Davis. With respect to Thomas Schreck, The Schreck Merchant Group, Inc., an entity affiliated with Mr. Schreck, acted as placement agent for the private placement of 1,773,800 shares of the common stock being offered by this prospectus. The Schreck Merchant Group, Inc. is a registered broker-dealer. As compensation for its services, The Schreck Merchant Group, Inc. received warrants to purchase 100,000 shares of common stock which warrants were paid directly to Mr. Schreck.

     The second column lists, for each selling stockholder, the number of shares of common stock beneficially owned by that selling stockholder on April 9, 2001. For Baruch and Shoshana Halpern, Stephen Davis and Thomas Schreck, the number of shares of common stock listed in the second column includes shares of common stock which would have been issued to them assuming the exercise of warrants for the purchase of common stock issued to them.

     The third column lists each selling stockholder's portion of the 5,959,896 shares of common stock being offered by this prospectus. We cannot estimate the number of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may decide to sell all, some or none of their shares from time to time.

                                                              NUMBER OF SHARES
                                                               OF COMMON STOCK       NUMBER OF SHARES OF
                                                             BENEFICIALLY OWNED         COMMON STOCK
               NAME OF SELLING STOCKHOLDER                 AS OF APRIL 9, 2001(1)      OFFERED HEREBY
               ---------------------------                 -----------------------   -------------------
NFIB Employee Pension Trust(2)...........................            86,000                  86,000
Public Employee Retirement...............................           344,000                 344,000
  System of Idaho(2)
City of Milford Pension &................................           160,000                 160,000
  Retirement Fund(2)
City of Stamford Firemen's...............................            69,000                  69,000
  Pension Fund(2)
The Jenifer Altman Foundation(2).........................            52,000                  52,000
Asphalt Green, Inc.(2)...................................            17,000                  17,000
Dean Witter Foundation(2)................................            52,000                  52,000
Lazar Foundation(2)......................................            17,000                  17,000
Roanoke College(2).......................................            69,000                  69,000
A. Carey Zesiger(2)......................................            17,000                  17,000

                                                              NUMBER OF SHARES
                                                               OF COMMON STOCK       NUMBER OF SHARES OF
                                                             BENEFICIALLY OWNED         COMMON STOCK
               NAME OF SELLING STOCKHOLDER                 AS OF APRIL 9, 2001(1)      OFFERED HEREBY
               ---------------------------                 -----------------------   -------------------
Alexa Zesiger Carver(2)..................................            17,000                  17,000
Butler Family LLC(2).....................................            34,000                  34,000
David Zesiger(2).........................................            17,000                  17,000
HBL Charitable Unitrust(2)...............................            17,000                  17,000
Andrew Heiskell(2).......................................            52,000                  52,000
Helen Hunt(2)............................................            17,000                  17,000
Jeanne L. Morency(2).....................................            17,000                  17,000
Psychology Associates(2).................................            17,000                  17,000
Peter Looram(2)..........................................            17,000                  17,000
Mary C. Anderson(2)......................................            17,000                  17,000
Murray Capital, LLC(2)...................................            17,000                  17,000
The Meehan Investment Partnership I, L.P.(2).............            17,000                  17,000
Domenic J. Mizio(2)......................................            69,000                  69,000
Morgan Trust Co.of the Bahamas Ltd.......................           103,800                 103,800
  as Trustee U/A/D 11/30/93(2)
Nicola Z. Mullen(2)......................................            17,000                  17,000
Susan Uris Halpern(2)....................................            35,000                  35,000
Theeuwes Family Trust, Felix.............................            51,000                  51,000
  Theeuwes Trustee(2)
William B. Lazar(2)......................................            17,000                  17,000
Wells Family LLC(2)......................................           104,000                 104,000
Albert L. Zesiger(2).....................................           103,000                 103,000
Barrie Ramsay Zesiger(2).................................            69,000                  69,000
Donald and Dan-Thanh Devivo(2)...........................             3,500                   3,500
John J. & Catherine H. Kayola(2).........................             3,500                   3,500
Wolfson Investment Partners LP(2)........................            52,000                  52,000
James F. Cleary(2).......................................             3,500                   3,500
Mary I. Estabil(2).......................................             3,500                   3,500
Baruch & Shoshana Halpern................................           159,800(3)              159,800(3)
21st Century Digital Industries Fund, L.P................           241,517                 241,517
CRCK LLC
Special Situations Fund III, L.P.........................           950,948                 853,448
Special Situations Cayman Fund, L.P......................           284,482                 284,482
Special Situation Private Equity Fund L.P................           379,310                 379,310

                                                              NUMBER OF SHARES
                                                               OF COMMON STOCK       NUMBER OF SHARES OF
                                                             BENEFICIALLY OWNED         COMMON STOCK
               NAME OF SELLING STOCKHOLDER                 AS OF APRIL 9, 2001(1)      OFFERED HEREBY
               ---------------------------                 -----------------------   -------------------
Special Situation Technology Fund, L.P...................           206,896                 206,896
Reedy Creek Investments LLC..............................         1,724,137               1,724,137
Nick Farwell.............................................            50,000                  50,000
Stephen Davis............................................            14,093(4)               14,093(4)
Thomas Schreck...........................................           100,000(5)              100,000(5)
     Total...............................................         5,959,896               5,959,896

-------------------------
(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of April 9, 2001 through the conversion or exercise of any security or other right.

(2) Zesiger Capital Group LLC is the investment manager for the selling stockholder and consequently has voting power and investment discretion over the securities held by such selling stockholder.

(3) Includes warrants to purchase 96,000 shares of common stock exercisable within 60 days of April 9, 2001.

(4) Includes warrants to purchase 14,093 shares of common stock exercisable within 60 days of April 9, 2001.

(5) Includes warrants to purchase 100,000 shares of common stock exercisable within 60 days of April 9, 2001.

                              PLAN OF DISTRIBUTION

     We are registering the resale of shares of common stock on behalf of the selling stockholders. The selling stockholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Donees and Pledgees

     The term "selling stockholders" includes donees, i.e., persons who receive shares from a selling stockholder after the date of this prospectus by gift. The term also includes pledgees, i.e., persons who upon contractual default by a selling stockholder may seize shares which the selling stockholder pledged to such person. If a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Types of Sale Transactions

     The selling stockholders may sell the shares in one or more types of transactions (which may include block transactions):

     - on the Nasdaq National Market;

     - in the over-the-counter market;

     - in negotiated transactions;

     - through put or call option transactions;

     - through short sales; or

     - any combination of such methods of sale.

     The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have informed us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with proposed sale of shares.

Costs and Commissions

     We will not receive any proceeds from the sale of the selling stockholders and will bear all costs, fees and expenses incident to our obligation to register the shares of common stock. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

Sales to or through Broker-Dealers

     The selling stockholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through broker-dealers. Such broker-dealers may act either as an agent of a selling stockholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

     We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities under the Securities Act.

Prospectus Delivery Requirements

     Because they may be deemed to be underwriters, the selling stockholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Nasdaq National Market in accordance with Rule 153 of the Securities Act. We have informed the selling stockholders that their sales in the market may be subject to the antimanipulative provisions of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

State Requirements

     Some states required that any shares sold in that state may only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that an exemption exists from the registration or qualification requirement and that the exemption or qualification requirements have been complied with.

Sales under Rule 144

     Selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers

     If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through

     - a block trade,

     - special offering,

     - exchange distribution or secondary distribution, or

     - a purchase by a broker or dealer,

we will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

     The supplement will disclose

     - the name of each such selling stockholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares are sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

     - any other facts material to the transaction.

     The SEC may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling stockholder has purchased the shares of our common stock in the ordinary course of its business, and at the time the selling stockholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the shares, directly or indirectly.

     UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING STOCKHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING STOCKHOLDER OR ANY SUCH OTHER PERSON.

                                 LEGAL MATTERS

     The validity of the shares offered pursuant to this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Arthur Schneiderman, a member of Wilson Sonsini Goodrich & Rosati, is the secretary of Sagent.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of Sagent Technology, Inc. as of and for the year ended December 31, 2000, have been incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Sagent incorporated in this prospectus by reference to the annual report on Form 10-K for the years ended December 31, 1998 and 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus and refer you to the documents listed below:

     - our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 6, 2001;

     - our definitive proxy statement on Schedule 14A, filed with SEC on September 26, 2000;

     - the description of our common stock contained in our registration statement on Form 8-A, filed on January 29, 1999, including any amendment or report filed for the purpose of updating the description; and

     - any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all shares offered have been sold or which deregisters all shares then remaining unsold.

     This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:

     Investor Relations
     Sagent Technology, Inc.
     800 West El Camino Real, Suite 300
     Mountain View, CA 94040
     (650) 815-3100, ext. 3278

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee........................................  $   2,378
Legal Fees and Expenses.....................................     15,000
Accounting Fees and Expenses................................      2,000
Miscellaneous...............................................      5,000
                                                              ---------
  Total.....................................................  $  24,378
                                                              =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Delaware Law") permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware Law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
 4.1*      Form of Registrant's Common Stock Certificate.
 4.2*      Sixth Amended and Restated Registration Rights Agreement,
           dated as of February 24, 1998, between the Registrant and
           the parties named therein.
 4.3*      Common Stock Registration Rights Agreement, dated as of
           September 14, 1998, between the Registrant and Robert Hawk.
 4.4**     Common Stock Rights Agreement, dated February 15, 2001,
           between the Registrant and the parties named therein.

EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
 4.5**     Registration Rights Agreement, dated January 19, 2001,
           between the Registrant and eGlobal Technology Holding
           Limited.
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation, with respect to the legality of the securities being registered.
23.1       Consent of KPMG LLP, Independent Accountants.
23.2       Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.3       Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).
24.1       Power of Attorney (See page II-3).

-------------------------
 * Previously filed as an exhibit to Registrant's Registration Statement on Form S-1 (File No. 333-71369), declared effective by the Securities and Exchange Commission on April 14, 1999, and incorporated herein by reference.

** Previously filed as an exhibit to Registrant's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 6, 2001.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, state of California, on April 12, 2001.

                                          SAGENT TECHNOLOGY, INC.

                                          By:       /s/ BEN C. BARNES
                                            ------------------------------------
                                            Ben C. Barnes
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Sagent Technology, Inc. hereby constitute each of Ben C. Barnes and David Eliff our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names in the capacities indicated below the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sagent Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

                 /s/ BEN C. BARNES                       President, Chief Executive       April 12, 2001
---------------------------------------------------    Officer and Director (Principal
                   Ben C. Barnes                             Executive Officer)

                  /s/ DAVID ELIFF                         Vice President and Chief        April 12, 2001
---------------------------------------------------     Financial Officer (Principal
                    David Eliff                           Financial and Accounting
                                                                  Officer)

              /s/ KENNETH C. GARDNER                              Director                April 12, 2001
---------------------------------------------------
                Kenneth C. Gardner

                                                                  Director
---------------------------------------------------
                  John E. Zicker

                 /s/ SHANDA BAHLES                                Director                April 12, 2001
---------------------------------------------------
                   Shanda Bahles

               /s/ JEFFREY T. WEBBER                              Director                April 12, 2001
---------------------------------------------------
                 Jeffrey T. Webber

                 /s/ KLAUS S. LUFT                                Director                April 12, 2001
---------------------------------------------------
                   Klaus S. Luft

                                                                  Director
---------------------------------------------------
                   Keith A. Maib

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
 4.1*      Form of Registrant's Common Stock Certificate.
 4.2*      Sixth Amended and Restated Registration Rights Agreement,
           dated as of February 24, 1998, between the Registrant and
           the parties named therein.
 4.3*      Common Stock Registration Rights Agreement, dated as of
           September 14, 1998, between the Registrant and Robert Hawk.
 4.4**     Common Stock Rights Agreement, dated February 15, 2001,
           between the Registrant and the parties named therein.
 4.5**     Registration Rights Agreement, dated January 19, 2001,
           between the Registrant and eGlobal Technology Holding
           Limited.
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation, with respect to the legality of the securities being registered.
23.1       Consent of KPMG LLP, Independent Accountants.
23.2       Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.3       Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).
24.1       Power of Attorney (See page II-3).

-------------------------
 * Previously filed as an exhibit to Registrant's Registration Statement on Form S-1 (File No. 333-71369), declared effective by the Securities and Exchange Commission on April 14, 1999, and incorporated herein by reference.

** Previously filed as an exhibit to Registrant's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 6, 2001.